Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

Media Contact:  Stacey Keating, Senior Director – Public Relations & Corporate Communications, 423.490.8361, Stacey.Keating@cblproperties.com

Scott Vogel Joins CBL PROPERTIEs Board of Directors

Brings valuable restructuring expertise and experience

CHATTANOOGA, Tenn. (October 8, 2020) – CBL Properties (NYSE:CBL) today announced that Scott D. Vogel has been appointed to the company's board of directors.

"We are pleased to welcome Scott Vogel to our board of directors," said Stephen D. Lebovitz, chief executive officer. "In addition to his extensive financial and capital markets background, Scott has provided guidance and oversight to numerous companies through the restructuring and transformation process with excellent results.  We are confident that his unique expertise will be a valuable resource and beneficial addition to our diverse board as we navigate CBL’s financial reorganization.  We look forward to his contributions to our board and company."

Vogel is managing member of Vogel Partners, LLC, a private investment and advisory firm. Before establishing his own firm, Vogel served for fourteen years as managing director at Davidson Kempner Capital Management. Vogel also worked at MPF Investors as well as the investment banking group at Chase Securities. He has served on numerous boards over the course of his career, including Neiman Marcus, Payless Shoes, and PetSmart. Vogel currently serves on the boards of directors of Avaya, Bonanza Creek Energy, Contura Energy, and several private companies. He received a bachelor’s degree from Washington University and a Master of Business Administration degree from The Wharton School at the University of Pennsylvania.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s portfolio is comprised of 108 properties totaling 68.2 million square feet across 26 states, including 68 high‑quality enclosed, outlet and open-air retail centers and 9 properties managed for third parties. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information, visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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